Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR NAMES RON HOVSEPIAN

AS NON-EXECUTIVE CHAIRMAN OF THE BOARD

New York, NY, August 18, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that it elected Ronald W. Hovsepian as Non-Executive Chairman of the Board, effective upon the retirement of J. Patrick Spainhour as Chairman and Chief Executive Officer.

The appointment is an important step in Ann Taylor’s previously announced management succession plan, which has been designed to assure a smooth, seamless transition to the Company’s next generation of leaders while adhering to the best practices of corporate governance. In March 2005, the Company announced that Kay Krill would become President and Chief Executive Officer of the Company, effective upon Mr. Spainhour’s retirement. Mr. Hovsepian has been a member of the Ann Taylor Board of Directors since 1998.

Mr. Spainhour commented, “We are delighted that Ron, a long-time member of our Board, will play a greater role in Ann Taylor’s next stage of growth. His experience will complement Kay’s leadership and expertise as the Company moves forward.”

Ms. Krill added, “Ron is an experienced leader who brings a valuable outside perspective to Ann Taylor and is knowledgeable about the workings of our Board. I look forward to working together with Ron to continue to build the value of our Company for all of our stakeholders.”

Mr. Hovsepian said, “I commend the Company on the excellent transition plan it has adopted and look forward to playing a more active role in the interaction with the Board so that Kay is able to concentrate her full attention on our business.”

Mr. Hovsepian serves as Executive Vice President of Novell Inc. and President of its Worldwide Field Operations. As a senior member of Novell’s senior management team, he is a seasoned executive with a proven track record in building businesses and managing global operations. In his current capacity, Mr. Hovsepian directs all sales, field marketing, service and support functions for Novell and leads its global go-to-market business units, which include thousands of customers, 3,000 employees, and 5,000 partners.

Mr. Hovsepian has more than 22 years of experience in the high technology industry. Prior to joining Novell in 2003, he spent more than seventeen years at IBM Corporation where he held a number of senior sales and general management positions, including serving as the worldwide general manager of Industry Solutions in the retail sector. Upon leaving IBM in 2000, Mr. Hovsepian served as a Managing Director for Internet Capital Group (ICG) where he led an investment and operational team overseeing ICG’s top 30 investments. He received a Bachelor of Science degree from Boston College.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 782 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547